Exhibit 99.1

SEVENTH AMENDMENT TO THE
LOWE’S 401(K) PLAN

This Amendment Number Seven to the Lowe’s 401(k) Plan, as amended and restated as of January 1, 2013 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”).
WHEREAS, the Company currently maintains the Plan; and
WHEREAS, the Company desires to amend the Plan to document the merger of the Alacrity Renovation Services, LLC 401(k) Plan with the Plan; and
WHEREAS, the Company has reserved the right under Plan Section 15 to amend the Plan at any time.
NOW, THEREFORE, the Company hereby amends the Plan, effective February 1, 2018, as follows:
1.    The Plan is hereby amended through the addition of the following new Section 19 with any and all subsequent sections, and references thereto, renumbered accordingly:
“Section 19
Merger of Plans

(a)	Merger of the Alacrity Renovation Services, LLC 401(k) Plan.

(1)
Effective February 1, 2018 (or such other date established by Lowe’s), the Alacrity Renovation Services, LLC 401(k) (the “Alacrity Plan”) is merged with and made a part of the Plan. The Alacrity Plan shall thereafter cease to exist as a separate plan but shall continue as part of the Plan from and after the date of merger. The assets of the Alacrity Plan shall become assets of, and the liabilities of the such plan shall be assumed by (and combined with the liabilities of), the Plan as of the date of merger.

(2)
An Employee’s prior service with Alacrity Renovation Services, LLC shall be counted, to the extent required by law, for purposes of participation under the Plan, and such Employee’s Service under the Plan shall not be less than his years of service under the Alacrity Plan as of the date of merger. Any Employee who was eligible to participate in the Alacrity Plan on or before January 31, 2018 shall be immediately eligible to participate in the Plan and make Salary Deferral Contributions and receive Company Matching Contributions as of the date of merger, regardless of the eligibility requirements under Sections 3(a)(2) and 3(b)(2) of the Plan.

(3)	All nonvested participant accounts under the Alacrity Plan shall automatically become 100% vested as of the date of merger.

(4)
The participants’ accounts payable under the Alacrity Plan shall, to the extent required by law, be provided under the Plan from and after the date of merger under the same terms and conditions, in the same amount, form and manner, and at the same time and frequency as under the Alacrity Plan, as in effect on the day prior to the date of merger. All forms of benefit payments available to participants and beneficiaries under the Alacrity Plan, as in effect on the date of merger shall continue to be available, to the extent required by law, under the Plan for such participants and beneficiaries from and after the merger with respect to their accounts under the Alacrity Plan. Notwithstanding the foregoing, the forms of distribution available under the Alacrity Plan that are not otherwise available under the Plan shall be eliminated, to the extent permitted by law. Such forms of distribution shall be eliminated in accordance with the requirements of (and only to the extent permitted under) Section 41l(d)(6) of the Code and any regulations thereunder.

(5)
All applicable beneficiary designations, spousal consents, and other elections (other than investment elections) and designations made by participants or others under the Alacrity Plan shall continue in full force and effect from and after the date of merger unless and until subsequently changed in accordance with the terms of the Plan. Investment elections shall remain in effect until changed in accordance with the terms of the Alacrity Plan or the Plan, or as otherwise directed by the Lowe’s.

(6)
Each participant or beneficiary in the Alacrity Plan as of the date immediately before the merger shall be entitled to receive a benefit under the Plan immediately after the merger (if the Plan then terminated) that is equal to or greater than the benefit he would have been entitled to receive under the Alacrity Plan as of the date immediately before the merger (had that plan then terminated). Each Participant or Beneficiary in the Plan as of the date of immediately before the merger shall be entitled to receive a benefit under the Plan immediately after the merger (if the Plan then terminated) that is equal to or greater than the benefit he would have been entitled to receive immediately before the merger (had the Plan then terminated).

(7)	Any life insurance contracts held under the Alacrity Plan shall be distributed or terminated prior to the date of merger and not carried over to the Plan.

(8)	This Section shall not create any benefit or entitlement for any person where none existed under the terms of the Plan or the Alacrity Plan in effect prior to the merger.”
2.    The Plan, as amended herein, is hereby ratified and affirmed in all other respects.
IN WITNESS HEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 29th day of January, 2018.

LOWE’S COMPANIES, INC.

By:	/s/ Jennifer L. Weber
Jennifer L. Weber Chief Human Resources Officer